UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 22, 2006 (December 19, 2006)

SPECTRA ENERGY CORP

(Exact name of registrant as specified in its charter)

Delaware	1-33007	20-5413139
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5400 Westheimer Court, Houston, Texas 77056
(Address of principal executive offices) (Zip Code)

713-627-5400

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Election of Directors; Compensatory Arrangements of Certain Officers

Election of Directors

On December 19, 2006, Austin A. Adams and Peter B. Hamilton were appointed to the Board of Directors of Spectra Energy Corp (the “Company”) to fill two new director positions. Mr. Adams was appointed to serve in the Class Term II and Mr. Hamilton was appointed to serve in the Class Term III. Class Term II will have an initial term expiring in 2008 and Class Term III will have an initial term expiring in 2009. There is no arrangement or understanding between Mr. Adams or Mr. Hamilton and any other persons or entities pursuant to which Mr. Adams or Mr. Hamilton was appointed as a director. Each new director will receive compensation as described below.

The Company issued a press release announcing the appointment of Messrs. Adams and Hamilton to the Board on December 19, 2006. A copy of the press release is furnished herewith as Exhibit 99.1.

Director Compensation Program

On December 19, 2006, the Board of Directors of the Company, upon the recommendation of the Compensation Committee of the Board, approved the following compensation for non-employee Directors of the Company:

Type of Fee	Amount
Annual Board Retainer (Cash)	$50,000

Annual Board Retainer (Stock)	$75,000 value (equity vehicle may vary)

Board Meeting Fees	$2,000, including telephonic meetings

Annual Audit Committee Chair Retainer	$20,000

Annual Chair Retainer (Other Committees)	$8,500

Audit Committee Meeting Fees	$3,000 for in-person attendance at meetings held in conjunction with Board meetings. $2,000 for telephonic meetings not in conjunction with Board meetings or for telephonic participation in meetings held in conjunction with Board meetings.

Other Committee Meeting Fees	$2,000 for in-person attendance at meetings held in conjunction with Board meetings, telephonic meetings not in conjunction with Board meetings and telephonic participation in meetings held in conjunction with Board meetings.

Special, In-Person Meetings of Committees Not Held in Conjunction With Board Meetings	$2,500

Except for the portion of the annual Board retainer that is provided in stock, which amount is granted once each year, fees and retainers are paid on a quarterly basis. Directors may elect to defer fees and retainers under the Company’s Directors’ Savings Plan, which was also adopted by the Board. Amounts that are deferred under the Directors’ Savings Plan are credited to an unfunded account for the Director’s benefit, the balance of which is adjusted for performance of phantom investment options, including the Spectra Energy common stock fund, as elected by the Director. The Director will receive deferred amounts credited to his or her account generally following termination of his or her service from the Board of Directors, in accordance with his or her distribution elections. This description of the Directors’ Savings Plan is qualified in its entirety by the terms of the plan, a copy of which is attached as Exhibit 10.1 and is incorporated in its entirety herein by reference.

The Company also established a matching gifts program under which Directors will be eligible for matching contributions of up to $5,000 per Director per calendar year to qualifying institutions. The Company reimburses Directors for expenses reasonably incurred in connection with attendance and participation at Board and Committee meetings and special functions.

Adoption of Executive Compensation Programs

On December 19, 2006, the Compensation Committee of the Board approved a variety of benefit plans for employees of the Company effective as of the distribution of our common stock to the shareholders of Duke Energy Corporation, including two executive compensation programs covering the named executive officers. A brief description of the material terms of these two plans, the Executive Savings Plan and the Executive Cash Balance Plan, is set out below and is qualified in its entirety by the terms of the two plans, copies of which are attached hereto as Exhibit 10.2 and Exhibit 10.3, respectively, and are incorporated in their entirety herein by reference.

The Executive Savings Plan is a defined contribution deferred compensation plan that is not intended to satisfy Internal Revenue Code qualification requirements. Participants in the Executive Savings Plan may elect to defer receipt of otherwise payable long-term incentive awards and a portion (up to specified percentage limits) of their base pay and certain short-term incentive performance payments. Participant accounts also will be credited with Company matching contributions that cannot be made, on account of restrictions imposed by the Internal Revenue Code, pursuant to a tax-qualified defined contribution savings plan (the Retirement Savings Plan) that the Company has also adopted. The Company reserves the right to direct an additional special credit to participants’ accounts from time to time in such amount as it shall determine. Amounts credited to a participant’s account under the Executive Savings Plan are deemed invested as the participant shall direct among the investment funds actually available from time to time under the Retirement Savings Plan. Amounts credited to a participant’s account are payable to the participant upon his or her termination of employment in the form, as elected by the participant, of a lump sum or monthly installments over 3, 10 or 15 years (generally not in excess of 3 years for individuals who are not yet retirement eligible). All amounts are payable in cash except that amounts deemed invested in Company common stock are payable in shares of Company common stock.

The Executive Cash Balance Plan is a noncontributory, defined benefit retirement plan that is not intended to satisfy Internal Revenue Code qualification requirements and that is designed to provide benefits supplemental to those to be made available under a tax-qualified defined benefit retirement plan (the Retirement Cash Balance Plan) that the Company has also adopted. Under the Retirement Cash Balance Plan, a participating employee’s account receives a pay credit at the end of each month equal to a percentage of the employee’s eligible pay. The percentage depends on age and completed years of service at the beginning of the year and ranges from 4% to 7%. In addition, there is an additional 4% pay credit for any portion of eligible pay above the Social Security taxable wage base ($97,500 for 2007). Benefits earned in the Executive Cash Balance Plan are attributable to (i) compensation in excess of the annual compensation limit ($225,000 for 2007) under the Internal Revenue Code that applies to the determination of pay credits under the Retirement Cash Balance Plan, (ii) certain deferred compensation that is not recognized by the Retirement Cash Balance Plan, (iii) restoration of benefits in excess of a defined benefit plan maximum annual benefit limit ($180,000 for 2007) under the Internal Revenue Code that applies to the Retirement Cash Balance Plan, and (iv) supplemental benefits, if any, granted to a particular participant. Participant accounts under the Executive Cash Balance Plan receive monthly interest credits (adjusted quarterly, but at an annual rate not less than 4% nor more than 9%) on their balances. Generally, benefits earned in the Executive Cash Balance Plan vest upon completion of three years of service, and vested benefits become payable following termination of employment.

Change-in-Control Agreements for Named Executive Officers

On December 19, 2006, the Compensation Committee of the Board approved change-in-control severance agreements for each of the named executive officers effective as of the distribution of our common stock. The brief description of the agreement set out below is qualified in its entirety by the terms of the agreement, a form of which is attached hereto as Exhibit 10.4 and incorporated herein by reference.

The change-in-control agreements have an initial term of two years, after which time the agreements automatically extend, unless six months prior written notice is provided, from the first date of each month for one additional month. They provide for payments and benefits to the executive in the event of termination of employment within two years after a “change in control” (or in certain circumstances before a change in control, provided a change in control does ultimately occur) by the Company without “cause” or by the executive for “good reason” (each such term as defined in the agreements) as follows:

•	a lump-sum cash payment equal to a pro-rata amount of the executive’s target bonus for the year in which the termination occurs;

•	a lump-sum cash payment equal to two times the sum of the executive’s annual base salary and target annual bonus opportunity in effect immediately prior to termination or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting “good reason”;

•	continued medical, dental and basic life insurance coverage for a two-year period following termination or, alternatively, a lump-sum cash payment equal to the aggregate cost of such coverage based on the premium costs of such coverage for former employees under COBRA, or the anticipated cost for such coverage for internal accounting purposes;

•	a lump-sum cash payment representing the amount that the Company would have allocated or contributed to the executive’s qualified and nonqualified defined benefit pension plan and defined contribution savings plan accounts during the two years following the termination date, plus the unvested portion, if any, of the executive’s accounts as of the date of termination that would have vested during such two year period; and

•	continued vesting of long-term incentive awards, including awards of stock options but excluding awards of restricted stock, held but not vested or exercisable on the termination date, in accordance with their terms for two years following the termination date, with any options or similar rights thereafter remaining exercisable for 90 days, if their terms have not expired.

The executives are also entitled to reimbursement of up to $50,000 for the cost of certain legal fees incurred by them in connection with claims under the agreements. In the event that any payments or benefits provided to an executive would constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code), the amount of payments or benefits would be reduced to the maximum level that would not result in excise tax under Section 4999 of the Internal Revenue Code if such a reduction would cause the executive to retain an after-tax amount in excess of what would be retained if no reduction were made. If an executive becomes entitled to payments and benefits under the change-in-control agreement, he or she would be subject to a one-year noncompetition and nonsolicitation provision from the date of termination, in addition to certain confidentiality and cooperation provisions.

Compensation of Named Executive Officers

On December 19, 2006, the Compensation Committee of the Board approved for 2007 the following base salaries, short term incentive (STI) opportunities and long term incentive (LTI) opportunities for the Company’s named executive officers:

Executive	Base Salary	STI Target (% of Base Salary)	LTI Target (% of Base Salary)
Fred J. Fowler	$950,000	90%	220%
Martha B. Wyrsch	$570,000	80%	200%
Gregory L. Ebel	$425,000	65%	140%
Alan N. Harris	$400,000	50%	120%
Sabra L. Harrington	$230,004	45%	75%

The short term incentive target amount is payable upon attainment of 2007 ongoing earnings per share (EPS) of $1.40. This target performance level for the 2007 STI represents a non-GAAP financial measure as it excludes any “special items,” as defined by the Company. The most directly comparable GAAP measure is diluted earnings per share that will be based upon reported earnings available for common stockholders for 2007. Due to the forward-looking nature of this non-GAAP financial measure, information to reconcile such non-GAAP financial measure to the most directly comparable GAAP financial measure is not available at this time as the Company is unable to forecast all “special items” for 2007.

Long-term incentive awards will be granted under the Company’s 2007 Long-Term Incentive Plan. Although the target value of such awards has been determined (as set out in the chart above), the Company has not yet determined the type of long-term incentive awards that it will grant in 2007.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

10.1	Directors’ Savings Plan

10.2	Executive Savings Plan

10.3	Executive Cash Balance Plan

10.4	Form of Change-in-Control Severance Agreements

99.1	Press Release of Spectra Energy Corp, dated December 19, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPECTRA ENERGY CORP

/s/ William S. Garner, Jr.
William S. Garner, Jr. Group Executive, General Counsel and Secretary

Date: December 22, 2006

EXHIBIT INDEX

Exhibit Number	Exhibit

10.1	Directors’ Savings Plan

10.2	Executive Savings Plan

10.3	Executive Cash Balance Plan

10.4	Form of Change-in-Control Severance Agreements

99.1	Press Release of Spectra Energy Corp, dated December 19, 2006